Ex. 10.1

Employment Agreement

This Employment Agreement (the “Agreement”), entered into this 10th day of July, 2015, is by and between VIASPACE Inc., a Nevada corporation (the “Company”), and Haris Basit (the “Employee”) (together, the “Parties”),

Witnesseth That:

Whereas, the Parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of the employment of the Employee by the Company;

Now, Therefore, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Employee as follows:

1. Position; Employment Period

The Company hereby employs the Employee as its Chief Executive Officer (“CEO”), and the Employee hereby agrees to serve in such capacity, for the period beginning July 10, 2015, and ending on July 9, 2017 (the “Employment Period”).

2. Performance of Duties

The Employee agrees that during the Employment Period he shall devote sufficient and substantial time to the business affairs of the Company and shall perform his duties faithfully and efficiently subject to the direction of the Board of Directors (“Board”) of the Company. Employee may also serve on the board of directors of charitable organizations or other business corporations subject to the written approval of the Board, provided that such activities (i) are not directly competitive with and materially adverse to the Company’s business; (ii) are disclosed in writing to the Board; and (iii) do not interfere, either individually or in the aggregate, with the performance of Employee’s duties under this Agreement. The Company acknowledges that Employee is and intends to remain the CEO of Almaden Energy Group (AEG), a consultant with Teledyne Scientific and an advisor/equity shareholder of Gemtrex. The Company further acknowledges that these positions and activities are deemed not to be in conflict with the Employee’s position with the Company. Employee shall not be assigned duties and responsibilities that are not generally within the scope and character associated or required of other employees of similar rank and position.

3. Compensation

(a) Subject to the following provisions of this Agreement, during the Employment Period the Employee shall be compensated for his services as follows:

(b) Salary. For services rendered pursuant to this Agreement, Employee shall receive an annual salary, payable monthly, in the amount of One Hundred Twenty Thousand Dollars ($120,000) per annum (“Salary”). The Salary may be reviewed and possibly increased as may from time to time be determined by the Board, in writing, in its sole and absolute discretion. The Salary will also be subject to withholdings, as required to be deducted or withheld by Company under the provisions of any applicable statute, regulation, ordinance or order. Company may also make other deductions from Employee’s salary as authorized in writing by Employee.

(c) Bonus. In addition to the Base Compensation, during the Employment Term, Employee shall be entitled to stock option bonuses as defined on the attached Addendum, and as may from time to time be determined by the Board, in its sole and absolute discretion.

(d) Vacation and Personal Leave. Employee shall be entitled to accrue up to twenty (20) paid time off each anniversary year, to be taken in accordance with the vacation accrual schedule, if any, and carried over only to the extent set forth or otherwise permitted in Company’s personnel policies or employee handbook.

(e) Reimbursement of Company Business Expenses. Company shall within thirty (30) days of its receipt from Employee of supporting receipts, to the extent required by applicable income tax regulations and Company’s reimbursement policies, reimburse Employee for all out-of-pocket business expenses reasonably and actually incurred by Employee in connection with his employment. Advance Board approval shall be required for any single expense exceeding $10,000 or for expenses exceeding in the aggregate annually $120,000. Reimbursement of any and all Business Expenses is conditioned on Employee submitting his request to Company for reimbursement and supporting substantiation within ninety (90) days of the date on which any such expenses shall have been incurred.

4. Death or Disability

This Agreement shall terminate automatically upon Employee’s death or Company’s determination of Employee’s Disability. In the event of the death of Employee during the Employment Period, Company’s obligation to make payments or provide any other benefits under this Agreement shall cease as of the date of death, provided that Employee (or his estate) shall be entitled to receive all accrued compensation. Subject to the provisions of paragraph 8, if the Employee’s employment is terminated during the Employment Period by reason of his Disability (as defined below), the Employee shall continue to receive an annual salary and benefits in accordance with paragraphs 3(a) and 3(b) through the end of the full calendar month of such disability but not in any event beyond the end of the Employment Period.

For purposes of this Agreement the term “Disability” means a physical or mental disability which renders the Employee incapable of performing his duties under this Agreement and which disability has existed for at least one month, as determined by an independent physician selected by the Company and agreed to by the Employee. Any Salary payments to the Employee shall be reduced by the amount of any benefits paid for the same period of time under the Company’s disability insurance programs.

5. Competing Businesses

During the period of his employment under this Agreement, with the exception of his role at AEG, the Employee shall not be employed by or otherwise engage in or be interested in any business in competition with the Company, or with any of its subsidiaries or affiliates.

6. Confidentiality

During and after the Employment Period, the Employee will not divulge or appropriate to his own use or to the use of others, in competition with the Company, any secret or confidential information or knowledge pertaining to the business of the Company, or of any of its subsidiaries, obtained by him in any way while he was employed by the Company or by any of its subsidiaries. Notwithstanding the above, Employee may continue to use any information that was properly obtained by him in his role as an AEG executive provided he uses it for furthering the purposes of AEG.

7. Remedies

If at any time the Employee violates to a material extent any of the covenants or Agreements set forth in paragraphs 5 and 6, the Company shall have the right to terminate all of its obligations to make further payments under this Agreement. The Employee acknowledges that the Company would be irreparably injured by a violation of paragraph 5 or 6 and agrees that the Company shall be entitled to an injunction restraining the Employee from any actual or threatened breach of paragraph 5 or 6 or to any other appropriate equitable remedy without any bond or other security being required.

8. Amendment and Termination

This Agreement may be amended or cancelled by mutual Agreement of the Parties without the consent of any other person and, so long as the Employee lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. The Employment Period shall terminate as of the earliest of: (i) July 9, 2017; or (ii) the date on which the Company gives notice to the Employee if such termination is for Cause or Disability.If Employee’s employment is terminated by the Company for Cause, Employee shall be entitled to receive any unpaid Salary and other benefits that have accrued but are unpaid for services already performed prior to the date of termination for Cause, including reimbursement of expenses incurred by Employee prior to such date.

For purposes of this Agreement, “Cause” means (i) Employee’s willful and material breach of any of the terms of any written agreement between Employee and the Company, or of a written material policy or code of conduct of the Company; (ii) Employee’s willful and material failure, neglect or refusal to perform any duties of the Employee hereunder other than by reason of Disability; (v) Employee’s engaging in willful misconduct which has a material impact on the reputation, business, business relationships or financial condition of the Company; (vi) Employee’s commission of an act of fraud or embezzlement against the Company; (vii) any conviction or plea of guilty or nolo contendere by Employee with respect to a felony (other than a traffic violation), fraud, misrepresentation, or that harms the standing and reputation of the Company.

9. Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Company at its principal Employee offices or to the Employee at the last address filed by him in writing with the Company, as the case may be.

10. Cooperation

With respect to any matters reasonably requiring Employee’s cooperation following the termination of the Employee’s employment with the Company for any reason, Employee agrees to cooperate with the Company and the Company’s counsel. Company will instruct its counsel to seek Employee’s accommodation at reasonable times and places so as to avoid interference with Employee’s personal and business obligations. Furthermore, Company agrees to reimburse Employee for any regular out-of-pocket expenses associated with such cooperation.

11. Non-Assignment

The interests of the Employee under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

12. Survival

The provisions of this Agreement shall survive the termination or cancellation of this Agreement for any reason to the extent necessary to enable the parties to enforce their respective rights hereunder.

13. Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Successors

This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

15. Applicable Law

The provisions of this Agreement shall be construed in accordance with the laws of the State of California.

16. Amendment and Waiver

The provisions of this Agreement may be amended and waived only with the prior written consent of the Board and Employee.

17. No Strict Construction

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Counterparts

The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/S/ HARIS BASIT

Haris Basit

VIASPACE Inc.

By:/S/ KEVIN SCHEWE
Kevin Schewe, Director

Addendum

In addition to the base salary described in the Agreement, Employee will receive the following stock option bonuses:

1)	25,000,000 stock options to be issued on the date of this Agreement at fair market value based on the closing price of the Company’s common stock as traded on the OTC Market as of the date of this Agreement. These stock options are vested immediately but otherwise subject to the terms of the 2015 option plan.

2)	18,750,000 stock options to be issued every three months (quarterly) over the term of this Agreement, with the first issuance three months from the date of hire, at fair market value based on the closing price of the Company’s common stock as traded on the OTC Market on the date of each grant. Stock options shall vest immediately upon each issuance and shall be otherwise subject to the terms of the 2015 option plan. In the case of a change of control of the Company the issuance schedule shall be accelerated by one year.

3)	Stock options shall have an exercise term of ten years from date of issuance, not to exceed the expiration date of the 2015 option plan.